UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 24, 2007
Date of Report (Date of earliest event reported)

Global Developments Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	98-0453932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 510 - 999 West Hastings Vancouver, B.C.	V6C 2W2
(Address of principal executive offices)	(Zip Code)

604-685-7552
Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01   OTHER EVENTS

The attached announcement was released to the news media on January 24th 2007.

GLOBAL INVESTMENT UPDATE: Moto Auto Group Ltd. Launches Marketing Campaign

Vancouver, January 24, 2007 - Global Developments Inc. (PINKSHEETS: GDVM), a publicly traded venture capital company, is pleased to provide the following update with respect to Autobahn International Inc., a vehicle import company in which Global holds an equity stake.

Moto Auto Group President, Sam Alderson, recently announced the release of the company’s new website at www.motoautogroup.com. Following right behind the recent announcement of a corporate name change, Mr. Alderson stated, “Along with a new website, the company wanted to quickly create a new identity including logos, marketing materials, and brochures that reflected the high class and superior quality of our products. We have been able to accomplish that in a very short period of time and our distributors are very pleased with the results.”

The company has filed several international trademarks to protect its new brand.

About Moto Auto Group

Moto Auto Group is an importer of automobiles and automotive technology. In 2005, Moto Auto Group acquired ZX Auto Group Inc., a company involved in joint ventures with Chinese automobile assembly plants. Through this acquisition, Autobahn became an importer of world-class Chinese automobiles, pick-up trucks and sport utility vehicles. For more information please visit www.motoautogroup.com.

About Global Developments

Global Developments, Inc. is a publicly traded venture capital company. It was formed to create a unique investment vehicle representing a growing portfolio of innovative and emerging growth-oriented companies. Global acquires its portfolio companies either as wholly or partially owned subsidiaries, or as an investment where Global is the lead investor. As a result, Global maintains substantial management and operational control, thereby giving it the ability to provide significant oversight and guidance in building value and creating liquidity events for its shareholders. Global invests in companies with solid management, operational excellence, and the potential to grow substantial revenue streams.

Please visit http://www.globaldevelopmentsinc.com for more information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Developments Inc.

Date: January 24, 2007	By:	/s/ John D. Briner
John D. Briner
President